CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A  Nos. 33-44254 and 811-6490) of our reports dated December 29, 2015 on the financial statements and financial highlights of Dreyfus Diversified International Fund, Dreyfus Global Infrastructure Fund and Dreyfus Global Real Estate Securities Fund (three of the series comprising Dreyfus Premier Investment Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended October 31, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 24, 2016